Exhibit 5.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com

May 23, 2012

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel to MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration and proposed offer and sale of up to 500,000 additional shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to certain employees, directors or consultants of the Company which are issuable upon the exercise of certain awards granted under the Company’s Amended and Restated 2007 Stock Awards and Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Amended and Restated Articles of Incorporation of the Company, as amended; (3) the Amended and Restated Bylaws of the Company; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the provisions of the specific award agreements relating to the awards granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

MetroCorp Bancshares, Inc.

May 23, 2012

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP